Exhibit 99.1
NxStage® Appoints Nancy J. Ham to Its Board of Directors and
Announces Resignation of Board Member Jonathan T. Silverstein
LAWRENCE, MA, January 24, 2011 — NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today announced the addition of Nancy J. Ham to the Company’s Board of Directors and the resignation of Jonathan T. Silverstein.
Mr. Silverstein, General Partner of OrbiMed, joined NxStage’s Board in connection with the Company’s 2008 financing, in which OrbiMed was the lead investor. “Jonathan has been a tremendous asset to NxStage helping set the future strategic direction for the Company,” said Jeff Burbank, Chief Executive Officer of NxStage Medical. “As we work to further strengthen our market leadership in renal care, we are excited to add someone of Nancy’s caliber and industry background to our Board. Nancy is a strong executive and we look forward to benefiting from her insights and experience.”
Ms. Ham is currently President, CEO and director of MedVentive, Inc., a leading provider of physician performance management solutions for healthcare delivery networks and payers. Previously, she served as President of Sentillion, Inc. Before joining Sentillion, Ms. Ham served in various executive capacities at ProxyMed, Inc., including President and COO, and Healtheon/WebMD Corporation.
“I’m very excited about contributing to the growth that I believe NxStage has ahead of them, and to improving patient access around the world to the many reported benefits of daily home therapy with the NxStage System One™,” said Ms. Ham.
About NxStage Medical, Inc.
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of End Stage Renal Disease (ESRD) and acute kidney failure. For more information on NxStage and its products, please visit NxStage’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the contributions Ms. Ham will make to NxStage’s performance and operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Certain factors which may affect future operating results are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the period ending September 30, 2010. In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
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Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com